Exhibit 10.20

DATE:	MAY 6, 2005
TO:	YOUNG BROADCASTING INC (“Counterparty”)
ATTENTION:	BAKER, STEVEN
TEL:	212-754-7070
FAX:	212-758-1229
FROM:	MERRILL LYNCH CAPITAL SERVICES, INC. (“MLCS”)
CONTACT:	CRUZ LIMA, OCTAVIO
EMAIL:	Olima@exchange.ml.com
TEL:	212-449-6634
FAX:	917-778-0836
RE:	SWAP TRANSACTION
ML REF:	05DL06604, 2110353

Dear Sir or Madam:

The purpose of this communication is to confirm the terms and conditions of the transaction entered into between us on the Trade Date specified below (the “Transaction”). This communication constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc. (the “Definitions”) are incorporated into this Confirmation. For these purposes, all references in those Definitions to a “Swap Transaction” shall be deemed to apply to the Transaction referred to herein. In the event of any inconsistency between the Definitions and this Confirmation, the terms of this Confirmation shall govern.

This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. In addition, you and we agree to use all reasonable efforts promptly to negotiate, execute and deliver an agreement in the form of the ISDA Master Agreement (Multicurrency-Cross Border) (the “Master Form”), with such modifications as you and we will in good faith agree (the “Agreement”). Upon the execution by you and us of the Agreement, this Confirmation will supplement, form a part of, and be subject to the Agreement. All provisions contained in or incorporated by reference in the Agreement upon its execution will govern this Confirmation except as expressly modified below. Until we execute and deliver the Agreement, this Confirmation, together with all other documents referring to the Mater Form (each a “Confirmation”) confirming transactions (each a “Transaction”) entered into between us (notwithstanding anything to the contrary in a Confirmation), shall supplement, form a part of, and be subject to, an agreement in the form of the Master Form as if we had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law and US Dollars as the Termination Currency) on the Trade date of the first such Transaction between us. In the event of any inconsistency between the provisions of that agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

The terms of the particular Transaction to which the Confirmation relates are as follows:

Notional Amount:	USD 71,000,000.00
Trade Date:	May 2, 2005
Effective Date:	May 8, 2006
Termination Date:	The earlier of (i) May 8, 2008, or (ii) the Early Termination Event as defined below under Other Early Termination Event.
Fixed Amounts:
Fixed Rate Payer:	Counterparty
Fixed Rate Payer
Payment Date(s):

August 8, November 8, February 8 and May 8 in each year, commencing on August 8, 2006 and ending on the Termination Date, inclusive, subject to adjustment in accordance with the Modified Following Business Day  Convention

Fixed Rate:	4.342500% per annum
Fixed Rate Payer Day Count Fraction:	Actual/360
No Adjustment of Period End Dates:	Inapplicable
Floating Amounts:
Floating Rate Payer:	MLCS
Floating Rate Payer Payment Date(s):

August 8, November 8, February 8, and May 8 in each year, commencing on August 8, 2006 and ending on the Termination Date, inclusive, subject to adjustment in accordance with the Modified Following Business Day Convention

Floating Rate Option:	USD-LIBOR-BBA
Designated Maturity:	Three Month
Spread:	Inapplicable
Floating Rate Payer Day Count Fraction:	Actual/360
No Adjustment of Period End Dates:	Inapplicable
Reset Dates:	The first day of each Floating Rate Payer Calculation Period
Rate Cut-Off Dates:	Inapplicable
Averaging:	Inapplicable
Compounding:	Inapplicable
Business Days:	New York and London

Calculation Agent:	MLCS, unless otherwise specified in the Agreement
Early Termination Event:

MLCS and Couterparty agree that MLCS shall have the right to elect that in the event that the Agreement is not executed by May 16, 2005, this Transaction shall be terminated effective as of May 16, 2005 (or if such a day is not a Business Day, on the next succeeding Business Day)(the “Early Termination Date”). Such right may be exercised by notice to the other party not less than five Business Days preceding the Early Termination Date. In the event that MLCS exercises its right to terminate this Transaction, MLCS and Counterparty shall attempt to agree on an amount payable by one party to the other on the Early Termination Date in respect of such termination. If the parties fail to agree on such an amount prior to the second Local Business Day preceding such Early Termination Date, MLCS shall determine the “Market Quotation” for this Transaction (as defined in Section 14 of the Agreement, but based on Reference Marketmakers’ mid-market quotations) for value on the Early Termination Date. The Market Quotation shall be paid by the relevant party on the Early Termination Date, and this Transaction shall terminate on the Early Termination Date with no further rights and obligations of either party, except for the obligation to make payment of the Market Quotation, provided, however, that if the Agreement and the Credit Support Annex are executed prior to the Early Termination Date, then, unless the parties otherwise agree, notwithstanding that notice of termination has been given, this Transaction shall not be terminated and the Market Quotation shall not be payable hereunder.

Additional Provisions:

It shall be an Additional Termination Event if any obligation due and owing by Counterparty to MLCS under this Transaction fails to rank at least pari passu with any obligation due and owing by Counterparty to any of its senior secured creditors.

Non-Reliance:

Each party represents to the other party that it is acting for its own account, and has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based on its own judgement and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction, it being understood that information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of this Transaction.

Account Details:
USD payments to MLCS:
DEUTSCHE BANK TRUST COMPANY AMERICAS, NEW YORK, NY: 021001033)
FAO: MERRILL LYNCH CAPITAL SERVICES, INC., NEW YORK, NY
Acct: 00-811-874
USD payments to Counterparty:	Please Advise

Please confirm that the foregoing correctly sets the terms of our agreement by executing this Confirmation and returning it to us by facsimile transmission.

Yours sincerely,
MERRILL LYNCH CAPITAL SERVICES, INC.
By:
Authorized Signatory
Accepted and confirmed as of the
Trade Date written above:
YOUNG BROADCASTING INC
By:
Authorized Signatory
Name: James A. Morgan
Title: CFO